Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Announces Public Offering of 9,000,000 Shares

CARLSBAD, Calif.—August 8, 2003—Dot Hill Systems Corp. (NASDAQ: HILL), a leading provider of storage systems for organizations requiring high reliability, high-performance networked storage and data management solutions in an open systems architecture, today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed public offering by the company of 9,000,000 shares of its common stock.  Of these shares, 7,705,000 shares will be offered by the company and 1,295,000 shares will be offered by certain selling stockholders.

The company has granted the underwriters an option to purchase up to an additional 1,350,000 solely to cover over-allotments.  Lehman Brothers will manage the offering.  Deutsche Bank Securities, RBC Capital Markets and Roth Capital Partners are serving as co-managing underwriters.  When available, a copy of the preliminary prospectus may be obtained from the offices of Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone:  631-254-7106, fax:  631-254-7268, Email:niokioh_wright@adp.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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